Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BTU INTERNATIONAL, INC.

BTU International, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is BTU International, Inc. (the “Corporation”). The date of filing of its original Certificate of Incorporation with the Secretary of State was June 3, 1982, and the name under which the Corporation was originally incorporated is B & B International Holdings, Inc. and the name was changed by a Certificate of Amendment dated October 28, 1988.

2. This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation of this Corporation filed with the Secretary of State of Delaware on June 3, 1982 (the “Certificate of Incorporation”), in accordance with the applicable provisions of Section 303 of the General Corporation law of the State of Delaware, as it may be amended from time to time (the “DGCL”).

3. The text of the Certificate of Incorporation, as amended or supplemented heretofore, is hereby amended and restated in its entirety to provide as herein set forth in full:

FIRST: The name of the corporation is BTU International, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which a corporation may be organized under the DGCL as set forth in Title 8 of the Delaware Code.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, each having a par value of $0.001 per share (“Common Stock”).

FIFTH: At all times, each holder of Common Stock of the Corporation shall be entitled to one vote for each share of Common Stock held by such stockholder standing in the name of such stockholder on the books of the Corporation.

SIXTH: The holders of the stock of the Corporation, or the holders of any class or series of a class thereof, shall not have the preemptive right to subscribe to any or all additional issues of stock of the Corporation of any or all classes or series thereof, or to any securities of the Corporation convertible into such stock.

SEVENTH: The ongoing business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts so long as said powers and actions are in the best interest of the majority of stockholders. The name and mailing address of the initial Board of Directors of the Corporation, who shall serve as the directors until their successors are elected and qualified, are:

J. S. Whang, 131 South Clark Drive, Tempe, AZ 85281

Fokko Pentinga, 131 South Clark Drive, Tempe, AZ 85281

Bradley C. Anderson, 131 South Clark Drive, Tempe, AZ 85281

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1.	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.	The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

3.	The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

4.	In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

EIGHTH: The Corporation is to have perpetual existence.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article Tenth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ELEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

5. This Amended and Restated Certificate of Incorporation shall be effective on the 30th day of January, 2015.

IN WITNESS WHEREOF, said BTU International, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Bradley S. Anderson, its CFO and Treasurer, this 30th day of January, 2015.

BTU INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Bradley C. Anderson
Name:	Bradley C. Anderson
Title:	Executive Vice President, CFO & Treasurer